Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Helen of Troy Limited:
We consent to the use of our reports dated May 14, 2005 with respect to the consolidated balance sheets of Helen of Troy Limited and subsidiaries as of February 28, 2005 and February 29, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended February 28, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of February 28, 2005, and the effectiveness of internal control over financial reporting as of February 28, 2005, incorporated herein by reference.
/s/ KPMG LLP
El Paso, Texas
October 3, 2005